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                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), executed as of the 16th day of June, 1999, by and between Law Office Information Systems, Inc., an Arkansas corporation ("LOIS (Arkansas)"), and Loislaw.com, Inc., a Delaware corporation ("Loislaw.com");

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Loislaw.com is a wholly-owned subsidiary of LOIS (Arkansas); and

     WHEREAS, it is in the best interests of LOIS (Arkansas) and Loislaw.com that LOIS (Arkansas) be merged with and into Loislaw.com in accordance with the laws of the State of Arkansas and the laws of the State of Delaware;

     NOW, THEREFORE, in consideration of the premises, mutual covenants, conditions, terms and provisions set forth in this Agreement, LOIS (Arkansas) and Loislaw.com do hereby agree as follows:

                                   ARTICLE I
                           MERGER OF LOIS (Arkansas)
                           WITH AND INTO LOISLAW.COM

     LOIS (Arkansas) will be merged with and into Loislaw.com in accordance with, as applicable, Section 4-27-1101 of the Arkansas Business Corporation Act and Section 252 of the Delaware General Corporation Law, with the effective date (the "Effective Date") of such merger (the "Merger") to be 10:00 a.m. central standard time on June 16, 1999. Loislaw.com will be the surviving corporation in the Merger (the "Surviving Corporation," whenever reference is made to it as of the Effective Date or thereafter), and will continue both (i) to use its present corporate name and (ii) to be governed by and incorporated in accordance with the laws of the State of Delaware.

                                  ARTICLE II
                               EFFECT OF MERGER

     The Merger shall in all respects have the effects provided for in Section 4-27-1106 of the Arkansas Business Corporation Act and Section 259 of the General Corporation Law of the State of Delaware, with all rights and obligations of LOIS (Arkansas) being allocated to the Surviving Corporation. Without limiting the generality of the foregoing, in addition to the effects hereinafter set forth, on the Effective Date, the separate existence of LOIS (Arkansas) will cease and the Surviving Corporation (the separate corporate existence and corporate name of which shall continue unimpaired by the Merger) will immediately (i) succeed, without other transfer, to all of the assets, properties, rights and claims of LOIS (Arkansas) and (ii) be subject to all of the debts, duties, obligations and liabilities of LOIS (Arkansas) in the same manner and to the same extent as if such had been incurred by the Surviving Corporation itself. Neither the rights of creditors with respect to LOIS (Arkansas) nor any liens upon the assets or properties of LOIS (Arkansas) will be impaired
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by the Merger. Any lawsuit, proceeding or claim pending or existing by or against LOIS (Arkansas) may be prosecuted or continued as if the Merger had not occurred or, alternatively, the Surviving Corporation may be substituted for LOIS (Arkansas) with respect to any such lawsuit, proceeding or claim.

                                  ARTICLE III
                              TREATMENT OF SHARES

     On the Effective Date:

         (i) Each share of common stock, par value $.001 per share, of LOIS (Arkansas) (the "LOIS (Arkansas) Common Stock") that is issued and outstanding immediately prior to the Effective Date shall by virtue of the Merger be changed and converted into one fully paid and nonassessable share of Loislaw.com common stock, par value $.001 per share (the "Loislaw.com Common Stock");

         (ii) Each share of Series A Convertible Preferred Stock, par value $.001 per share, of LOIS (Arkansas) (the "LOIS (Arkansas) Series A Preferred Stock") that is issued and outstanding immediately prior to the Effective Date shall by virtue of the Merger be changed and converted into one fully paid and nonassessable share of Loislaw.com Series A Convertible Preferred Stock, par value $.001 per share (the "Loislaw.com Series A Preferred Stock");

         (iii) Each share of Series B Redeemable Preferred Stock, par value $.001 per share, of LOIS (Arkansas) (the "LOIS (Arkansas) Series B Preferred Stock") that is issued and outstanding immediately prior to the Effective Date shall by virtue of the Merger be changed and converted into one fully paid and nonassessable share of Loislaw.com Series B Redeemable Preferred Stock, par value $.001 per share (the "Loislaw.com Series B Preferred Stock");

         (iv) Each share of Series C Convertible Preferred Stock, par value $.001 per share, of LOIS (Arkansas) (the "LOIS (Arkansas) Series C Preferred Stock") that is issued and outstanding immediately prior to the Effective Date shall by virtue of the Merger be changed and converted into one fully paid and nonassessable share of Loislaw.com Series C Convertible Preferred Stock, par value $.001 per share (the "Loislaw.com Series C Preferred Stock");

         (v) Each stock option and warrant to purchase LOIS (Arkansas) Common Stock that is outstanding immediately prior to the Effective Date shall by virtue of the Merger be changed and converted into an option or warrant, as the case may be, to purchase the same number of shares of Loislaw.com Common Stock at the same exercise price and on the same terms and conditions as in effect at such time; and

         (vi) Each share of Loislaw.com Common Stock issued and outstanding immediately prior to the Effective Date shall be canceled and retired and shall cease to exist.

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                                  ARTICLE IV
                            CORPORATE AUTHORIZATION

     This Agreement and the Merger shall be authorized by LOIS (Arkansas) and Loislaw.com as provided by the applicable laws of the State of Arkansas and the State of Delaware. If this Agreement is duly authorized and adopted by such corporations, this Agreement shall be executed, filed and recorded in accordance with the laws of the State of Arkansas and the State of Delaware as soon as practicable.

                                   ARTICLE V
                         CERTIFICATE OF INCORPORATION

     The Certificate of Incorporation of Loislaw.com as in effect immediately prior to the Effective Date shall be and continue to be the Certificate of Incorporation of the Surviving Corporation.

                                  ARTICLE VI
                        BYLAWS, OFFICERS AND DIRECTORS

     The Bylaws of Loislaw.com, as existing immediately prior to the Effective Date, shall continue in full force and effect as the Bylaws of the Surviving Corporation, until such Bylaws are thereafter modified, amended or repealed in accordance with the laws of the State of Delaware and the applicable provisions of such Bylaws. The officers and directors of Loislaw.com immediately prior to the Effective Date shall continue after the Merger to serve as the officers and directors of the Surviving Corporation, until such time as the successor of each such officer or director is chosen and qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.

                                  ARTICLE VII
                              SERVICE OF PROCESS

     The Surviving Corporation may be served with process in the State of Arkansas in any proceeding for enforcement of any obligation of LOIS (Arkansas), as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and in any proceeding for the enforcement of the rights of dissenting shareholders of LOIS (Arkansas) and it does hereby irrevocably appoint the Secretary of State of Arkansas as its agent to accept service of process in any such suit or other proceeding. Copies of such process shall also be mailed to: Loislaw.com, Inc., 105 North 28/th/ Street, Van Buren, Arkansas 72956, Attention: President, and to Thompson & Knight, A Professional Corporation, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, Attention:
Kenn W. Webb.

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                                 ARTICLE VIII
                            DISSENTING SHAREHOLDERS

     The Surviving Corporation will promptly pay to any dissenting shareholders of LOIS (Arkansas) the amount, if any, to which they shall be entitled under
Section 4-27-1301 et seq. of the Arkansas Business Corporation Act with respect to the rights of dissenting shareholders.

                                  ARTICLE IX
                                  ABANDONMENT

     At any time prior to the Effective Date of the Merger, this Agreement may be terminated and abandoned by the Board of Directors of either of the constituent corporations to this Agreement, notwithstanding favorable action on the Merger by the shareholders of both or either of such constituent corporations.


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     IN WITNESS WHEREOF, LOIS (Arkansas) and Loislaw.com have caused this
Agreement to be executed as of the date first above written.


                            LAW OFFICE INFORMATION SYSTEMS, INC.,
                            an Arkansas corporation


                            By: /s/ Kyle D. Parker
                                __________________________________
                                Kyle D. Parker
                                Chief Executive Officer



                            LOISLAW.COM, INC.,
                            a Delaware corporation


                            By: /s/ Kyle  D. Parker
                                ___________________________________
                                Kyle D. Parker
                                Chief Executive Officer

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